Exhibit 10.1

PURCHASE AND SALE AGREEMENT

          THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) effective as of the Effective Date (as hereinafter defined) is made by and between ELHC I, LLC, a Kansas limited liability company (“Seller”), and FLEXSTEEL INDUSTRIES, INC., a Minnesota corporation (“Purchaser”).

RECITALS

          WHEREAS, Seller is the owner of certain real property (the “Land”) located at 31608 W. 191th Street, Edgerton, Johnson County, Kansas, comprised of approximately 26.608 acres, and being further described on Exhibit A attached hereto and made a part hereof, and is the owner of certain improvements, structures and fixtures located thereon, including a 500,150 square foot industrial facility, and is the owner of certain furnishings, fixtures, equipment, tangible personal property and other intangible property either contained therein or used in connection therewith (except as otherwise indicated herein below); and

          WHEREAS, Purchaser desires to purchase such real property and personal property subject to the conditions and agreements hereinafter set forth, and Seller agrees to such sale and to such conditions and agreements.

          NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE

     1.1.     In consideration of the Purchase Price (as hereinafter defined) and upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser and Purchaser shall purchase from Seller:

          1.1.1.     The Land, together with all rights, tenements, hereditaments and appurtenances pertaining to such real estate, including, without limitation, any and all rights of Seller in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof to the extent included in the legal description(s) of the Land, but subject to public rights-of-way and easements; any strips and gores of land adjacent to, abutting or used in connection with such real property; any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith including all water rights, rights of way, roadways, parking areas, roadbeds, alleyways and reversions; and any and all rights in and to any leases, licenses or other assets of any type or nature pertaining to the use of such real property;

          1.1.2.     All improvements, structures and fixtures owned by Seller and placed, constructed or installed on the Land (the “Improvements”);

          1.1.3.     All equipment, furnishings, materials, inventory, supplies and other tangible personal property owned by Seller only and placed, installed on or used in or about the Land or Improvements and used as part of or in connection therewith (the “Tangible Personal Property”);

          1.1.4.     If any, all intangible property (the “Intangible Property”) now or hereafter owned or held by Seller in connection with the Land, Improvements, Tangible Personal Property, including, without limitation, all warranties and guaranties, those service contracts which Purchaser elects to assume (the “Service Contracts”), excluding therefrom, however, any and all intellectual property, copyrights, trademarks, and patents related to Seller’s operations at the Land. The Intangible Property does, however,

Exhibit 10.1

include a limited license to use the names Burlington Northern Santa Fe, BNSF, City of Edgerton, Logistics Park Kansas City, LPKC, and NorthPoint, and to use the logos for City of Edgerton, Logistics Park Kansas City, and NorthPoint, all in connection with Purchaser’s marketing materials, but only to the extent Seller has the right to convey such a license; and

          1.1.5.     All of Seller’s right, title, interest, and obligations with respect to those certain City of Edgerton, Kansas Industrial Revenue Bonds (ELHC I, LLC Project) Series 2013, in the aggregate maximum principal amount of $25,000,000 (the “Bonds”), including, without limitation: Bond Certificate or Certificates issued to Seller; the Trust Indenture between the City of Edgerton, Kansas (the “City”) and UMB Bank, N.A. (the “Trustee”), dated September 1, 2013 (the “Indenture”); the Base Lease Agreement between Seller, as Lessor, and the City, as Lessee, dated September 1, 2013 (the “Base Lease”); the Lease Agreement between the City, as Lessor, and Seller, as Lessee, dated September 1, 2013 (the “Lease”); the Performance Agreement between the City and Seller, dated September 1, 2013 (the “Performance Agreement”); the Origination Fee Agreement between the City and Seller, dated September 1, 2013; and any and all other rights and obligations with respect to the Bonds as identified in the Transcript of Proceedings authorizing the issuance of the Bonds (the “Transcript”) (all collectively referred to as the “IRB Interest”).

     1.2.     The Land, Improvements, Tangible Personal Property, Intangible Property, and IRB Interest shall be referred to collectively herein as the “Property”.

ARTICLE II
PURCHASE PRICE AND EARNEST MONEY

     2.1     The purchase price (the “Purchase Price”) for the Property shall be Twenty-Four Million One Hundred Thousand and 00/100 Dollars ($24,100,000.00) and shall be payable in the manner set forth in Article III below subject to adjustments as reflected on the closing statement or as otherwise provided in this Agreement.

     2.2     Earnest money (the “Deposit”) in the amount of Two Hundred Forty Thousand and 00/100 Dollars ($240,000.00) by wire transfer shall be deposited in escrow in with Chicago Title Company, Attention: Terri Heibert, Telephone: 816-421-5040, Facsimile: 816-421-7122, E-mail: hiebertt@ctt.com (the “Title Company”) within five (5) business days following the Effective Date. All of the Deposit shall be applied at Closing in the manner provided in Article III below. All earnest money deposited in good funds pursuant hereto shall, upon Purchaser’s delivery of IRS Form W-9 to the Title Company, be placed in an interest-bearing account, pursuant to the instructions of Purchaser, with all interest accruing thereon being for the account of, and payable to, Purchaser in all events, and Purchaser may withdraw such interest at any time, and from time to time, as it may elect. The Deposit shall be fully refundable to Purchaser at any time prior to expiration of the Review Period (as hereinafter defined). After expiration of the Review Period, the Deposit shall be non-refundable to Purchaser except as otherwise provided herein.

ARTICLE III
PAYMENT OF PURCHASE PRICE

     3.1     The Purchase Price (subject to prorations, closing costs, adjustments and other expenses as provided for in this Agreement) shall be payable by wire transfer or other funds reasonably acceptable to the Title Company and Seller for immediate disbursement to Seller or as Seller directs at Closing.

     3.2     All of the Deposit shall be applied at Closing to the cash due on such date in accordance with Section 3.1.

Exhibit 10.1

ARTICLE IV
CLOSING

     4.1     Subject to satisfaction of all conditions precedent to Closing, the closing of the transaction contemplated herein shall be held on such date that is fifteen (15) days after expiration of the Review Period, or on such earlier date as Purchaser may designate (the “Closing Date” or the “Closing”). Purchaser shall have the right to delay Closing for an additional thirty (30) days solely for the purposes of completing Purchaser’s contemplated Exchange by depositing the full Purchase Price into Escrow with the Title Company at the time Purchaser elects to delay Closing. Purchaser’s election to delay Closing for an additional thirty (30) days must be received by Seller on or prior to the original Closing Date described above. The Closing shall be held in escrow through the office of the Title Company, or at such other location as may be acceptable to both parties. The procedure to be followed by the parties in connection with the Closing shall be as follows:

          4.1.1     At the Closing, Seller shall cause to be delivered to the Title Company (sometimes herein referred to as the “Escrow Agent”) or to Purchaser at the Land, as applicable, the items, documents and instruments specified herein in form acceptable to Purchaser, each being duly executed and acknowledged, and in recordable form, where required:

               4.1.1.1     General warranty deed, with covenants against grantors’ acts (the “Deed”), executed by Seller and dated as of the Closing Date, conveying insurable and marketable fee simple title to the Property, excepting only the Permitted Exceptions (as defined below) in favor of Purchaser.

               4.1.1.2     Blanket conveyance, bill of sale, and assignment (the “Bill of Sale”), conveying and assigning to Purchaser all Tangible Personal Property with warranties by Seller as to title and that the same are free and clear of encumbrances but with no other warranties. The Bill of Sale shall specifically include any items of Tangible Personal Property identified by Purchaser on a written list to be delivered to Seller within the Review Period.

               4.1.1.3     General assignment (the “Assignment of Intangibles”) assigning and conveying to Purchaser all Intangible Property.

               4.1.1.4     Any and all Bond Certificates issued to Seller, properly endorsed by Seller for transfer to Buyer.

               4.1.1.5     Assignment and Assumption Agreement, executed by Seller, conveying the remainder of the IRB Interest to Purchaser, including Seller’s rights and obligations under the Base Lease, the Lease Agreement, the Indenture, the Performance Agreement, the Origination Fee Agreement, and all other applicable documents set forth in the Transcript.

               4.1.1.6     Any and all other documentation necessary or appropriate to effectuate the valid transfer of the IRB Interest (including the Bonds) to Purchaser as required by the Indenture and all other agreements and documents pertaining to the Bonds and the IRB Interest, including but not limited to any required consent of the City and/or the Trustee, and an estoppel affidavit or other documentation acceptable to Purchaser that (i) the abatement of property taxes is in full force and effect, and (ii) no event has occurred that would constitute an event of default under the Indenture, the Base Lease, the Lease or any of the other documents or agreements pertaining to the Bonds or jeopardize the abatement.

Exhibit 10.1

               4.1.1.7     A certification from the Trustee that Seller is the owner and holder of all of the issued and outstanding Bonds.

               4.1.1.8     A Release of that certain Marketing Agreement (“Marketing Agreement”) effective as of September 1, 2011 by and between BNSF RAILWAY COMPANY, a Delaware corporation, and THE ALLEN GROUP – KANSAS CITY, LLC, a limited liability company, releasing the Property from all of the duties and obligations, including but not limited to the payment of any Marketing Fees (as defined therein) to be recorded in the real property records and in a form reasonably acceptable to Title Company for purposes of removing as an exception to title the memorandum of the Marketing Agreement recorded June 12, 2012 in Book 201206, Page 004149 or any other exception pertaining to the Marketing Agreement and otherwise acceptable to Purchaser.

               4.1.1.9     Evidence reasonably acceptable to Title Company authorizing the consummation by Seller of the purchase and sale transaction contemplated herein and the execution and delivery of the Closing Documents (as hereinafter defined) on behalf of Seller, the authority of Seller to execute and deliver such Closing Documents, and the valid execution of such Closing Documents on behalf of Seller.

               4.1.1.10     All keys to all locks on the Property in the possession of Seller and all documents in the possession of Seller pertaining to general maintenance records and copies of utility bills to the extent available in Seller’s possession or control.

               4.1.1.11     To the extent in Seller’s possession or control, if any, any permits issued by appropriate governmental authorities and utility companies related to the Property or the Improvements, including, without limitation, copies of the applicable certificates of occupancy and zoning and site plan approvals in Seller’s possession.

               4.1.1.12     To the extent available in Seller’s possession or control, if any, all zoning and entitlement work product, all plans, specifications, mechanical, electrical and plumbing layouts, operating manuals, warranties and guaranties, leasing information and the like in the possession of Seller and utilized in connection with the operation of the Property.

               4.1.1.13     True and correct copies of written termination agreements, if any, terminating as of the Closing Date all management, leasing, brokerage and similar agreements between Seller and its agents relating to the management, leasing and operation of the Property.

               4.1.1.14     Such other documents, affidavits and instruments as reasonably requested by Purchaser or Escrow Agent to effect the sale as herein intended provided the same are reasonably acceptable to Seller to effect the issuance of the Owner’s Title Policy, without exceptions for parties in possession or mechanics’ liens, including an owner’s affidavit, mechanics’ lien affidavit, and a closing settlement statement (the “Closing Statement”), making such prorations and adjustments as required under this Agreement.

          4.1.2     At the Closing, Purchaser, or its assignee, shall cause to be delivered to the Title Company:

               4.1.2.1     Immediately available funds payable to the Title Company via federal wire transfer representing the cash payment due in accordance with Article III hereof, less the Deposit and such credits to which Purchaser is entitled hereunder as set forth on the Closing Statement.

               4.1.2.2     Assignment and Assumption Agreement, executed by Purchaser, assuming the IRB Interest from Seller, including Seller’s rights and obligations under the Base Lease, the Lease Agreement,

Exhibit 10.1

the Indenture, the Performance Agreement, the Origination Fee Agreement, and all other applicable documents set forth in the Transcript.

                 4.1.2.3     A Representation Letter, in the form attached to the Indenture, executed by Purchaser, and any other documents necessary for the transfer of the IRB Interest to Purchaser.

                 4.1.2.4     Evidence reasonably acceptable to Seller and the Title Company authorizing the consummation of the contemplated transaction by Purchaser and the execution and delivery on behalf of Purchaser of the Closing Documents, the authority of Purchaser to execute and deliver such Closing Documents and the valid execution of such Closing Documents on behalf of Purchaser.

                 4.1.2.5     Such documents, affidavits or instruments as are reasonably acceptable to Seller and requested by the Escrow Agent to effect the purchase of the Property and the issuance of the Owner’s Title Policy, including the Closing Statement.

     4.2     Upon the completion of the deliveries specified in Section 4.1 above, the Escrow Agent shall be authorized to simultaneously cause the appropriate Closing Documents to be immediately recorded in the public records of the appropriate jurisdiction, and shall deliver the balance of the proceeds from the sale to or as directed by Seller, after deducting all of Seller’s expenses as provided herein.

     4.3     As a condition precedent to Purchaser’s obligation to close the contemplated transaction, the Title Company shall commit to issue to Purchaser a Standard Owner’s Policy of Title Insurance (2006 ALTA) (the “Owner’s Title Policy”), effective as of the Closing Date, in form reasonably acceptable to Purchaser in the full amount of the Purchase Price, wherein the Title Company shall insure that fee title to the Land and Improvements is vested in Purchaser, containing no exceptions to such title other than the Permitted Exceptions (hereinafter defined), with the survey exception and the other general exceptions deleted at Purchaser’s cost, and including any endorsements desired by Purchaser, also at Purchaser’s cost.

     4.4     As a condition precedent to Seller’s and Purchaser’s respective obligations to close the contemplated transaction, the parties shall obtain the consent of the City of Edgerton, and any other necessary consents, to the transfer of the IRB Interest to Purchaser.

     4.5     On or before Closing, Seller shall pay the cost of the Commitment (as hereinafter defined) and the Owner’s Title Policy, the cost of updating Seller’s current ALTA survey of the Property (the “Survey”), the cost of releasing all liens, judgments, and other encumbrances that are to be released and the recording of such releases, and all transfer taxes associated with the sale of the Property, if any. Purchaser shall pay the cost of any endorsements to the Owner’s Title Policy. Purchaser and Seller shall each pay fifty percent (50%) of all closing and escrow fees charged by the Title Company. Except as otherwise provided herein, all other escrow and closing costs shall be allocated to and paid by Seller and Purchaser in accordance with custom for similar transactions in the applicable jurisdiction; provided, however, each party shall pay its own attorneys’ fees.

     4.6     Either party may consummate the transaction contemplated by this Agreement as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) such party shall effect the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; (ii) neither party shall be required to take an assignment of the purchase agreement for replacement property, acquire or hold title to any real property for purposes of consummating the Exchange or expend any additional costs or expenses to effect the Exchange; (iii) such other party shall not by this agreement or acquiescence to the Exchange be responsible for compliance with or be deemed to have warranted to the exchanging party that the

Exhibit 10.1

Exchange in fact complies with § 1031 of the Code; (iv) the Exchange shall not delay the Closing, (v) the party effecting the Exchange shall be responsible for all costs and expenses incurred by either party as a result of the Exchange, and (vi) the party effecting the Exchange shall not be released from any obligations hereunder or under the closing documents to be executed and delivered pursuant hereto as a result of the Exchange. Purchaser may assign this contract, without Seller’s consent, to an affiliated entity for purposes of consummating an Exchange.

ARTICLE V
DELIVERIES AND REVIEW PERIOD

     5.1      Upon the date hereof, Purchaser and/or Seller, as the case may be, shall perform the following within the time stated, each of which shall be a condition precedent to Closing:

          5.1.1     Within three (3) business days after the Effective Date, Seller shall provide to Purchaser the following studies, reports, and other documents (the “Inspection Documents”):

                    5.1.1.1 Commitment.   A commitment for title insurance (the “Commitment”) dated on or after the Effective Date, issued by the Title Company and committing to issue to Purchaser the Owner’s Title Policy in the state required herein, showing Seller’s title to the Land and the Expansion Land (defined below) to be good and indefeasible, together with true, correct and legible copies of all items and documents referred to therein or constituting exceptions thereunder. Purchaser shall have the Review Period to examine the condition of title and approve or disapprove the same. Certain exceptions to title (the “Permitted Exceptions”) may remain, but shall only include (i) those items relating to the title to the Property, or the Commitment, waived by Purchaser (a) pursuant to the objection and cure provisions of this Section, or (b) pursuant to Section 5.1.1.2 relating to the Survey, (ii) title exceptions pertaining to liens and encumbrances of a definite or ascertainable amount, which liens and encumbrances Seller shall cause to be removed or affirmatively insured over by the Title Company against enforcement upon the Land at or prior to Closing (and Seller may use closing proceeds to effectuate such removal), (iii) taxes that are a lien but not yet due and payable, and for subsequent years, and (iv) all building or zoning ordinances affecting the Land, provided the Land is not in violation of the same. In the event that Purchaser disapproves of all or any item referred to in the Commitment and provides notice to Seller of the same, Seller shall have a period of ten (10) days after notice of such disapproval to cure or remove such exceptions. In the event Seller fails or refuses to cure all of such items within such ten (10) day cure period, Purchaser shall have the right to terminate this Agreement, whereupon the Title Company is hereby authorized to, and shall upon request of Purchaser, return the Deposit and the parties shall be released from all obligations hereunder. In the alternative, at the request of Purchaser, Seller shall deliver the title to the Land in its existing condition and Purchaser shall, by acceptance of such title and Closing, waive any objections to such title which have not been cured except as to warranties contained in the documents of conveyance.

               5.1.1.2 Survey.      The Survey shall be certified to Seller, Purchaser, and the Title Company. The Survey shall be completed in accordance with the most current Minimum Standard Detail Requirements for an ALTA/ACSM Land Title Survey (2011) and contain the following information: a metes and bounds description of the Land; the boundaries and dimensions of the Land and the Expansion Land, and all Improvements; any encroachments; the location of all recorded easements and encumbrances, and setback and zoning restrictions; and the acreage and square footage. Purchaser shall have until the expiration of the Review Period to approve or disapprove of the Survey. In the event that Purchaser disapproves of all or any items referred to in the Survey and provides notice to Seller of the same, Seller shall have a period of ten (10) days after such notice of such objection to cure or remove such items. In the event Seller fails or refuses to cure all of such items within such ten (10) day cure period, Purchaser shall have the right to terminate this Agreement, whereupon the Title Company is

Exhibit 10.1

hereby authorized to, and shall upon request of Purchaser, return to Purchaser all of the Deposit and the parties shall be released from all obligations hereunder. In the alternative, at the request of Purchaser, Seller shall deliver the Land in its existing condition and Purchaser shall, by acceptance of such Survey and Closing, waive any objections to such Survey.

               5.1.1.3 Plans and Specifications.      Copies of all plans and specifications for Improvements to the extent the same are in Seller’s possession or under Seller’s control.

               5.1.1.4 Environmental.    A copy of the Phase I and Phase II environmental assessments in Seller’s possession.

               5.1.1.5 Taxes.  Copies of tax certificates showing paying of all ad valorem taxes through the year 2013. Any rollback taxes incurred as a result of any change in use of the Property shall be the obligation of Seller.

               5.1.1.6   Bond Documents.  A copy of the Transcript and any other documents related to the IRB Interest.

               5.1.1.7   Other Information.    All other information and reports regarding capital expenditures, improvements, maintenance reports, or significant repairs to any Improvements for the two-year period prior to the Effective Date.

     5.2     For the period beginning on the Effective Date and ending thirty (30) days after the Effective Date (the “Review Period”), Purchaser shall have the right to enter upon the Land with reasonable prior notice to Seller, and to have performed, at Purchaser’s expense, any and all inspections or studies of the Property which Purchaser may desire, including but not limited to a physical and mechanical inspection of the Property, a feasibility study of the Property, such environmental audits, reports and tests, as Purchaser or its agents and consultants may request, and to inspect all books, records, financial information and other documents and information furnished or made available by Seller or third parties pertaining thereto; provided, however, that all information derived from such studies and inspections shall be used only for the purposes intended herein and Purchaser shall use good faith efforts to maintain the confidentiality of such information subject to providing same to Purchaser’s proposed lenders, agents, and other third-parties consistent with purposes as may be required in the furtherance of this Agreement, and if Purchaser subsequently elects to terminate this Agreement, Purchaser shall exercise diligent efforts to return to Seller all information received from Seller with regard to the Property. Purchaser shall indemnify and hold harmless Seller and Seller’s members, directors, officers, employees, agents, attorneys, successors and assigns (“Indemnified Parties”) for any liability, loss, damage, expense or cost, including, without limitation, reasonable attorney’s fees and expenses, arising out of or incurred by any of the Indemnified Parties as a result of any such inspections or studies conducted by or on behalf of Purchaser.

               Purchaser shall have the option to extend the Review Period for one (1) additional thirty (30) day period. To exercise each such option, Purchaser shall, at least five (5) days prior to expiration of the Review Period, (a) deliver written notice to Seller that Purchaser is exercising its option to extend the Review Period, and (b) increase the amount of the Deposit held by the Title Company by depositing an additional One Hundred Thousand and 00/100 Dollars ($100,000.00).

     5.3     Purchaser’s rights to terminate this Agreement during the Review Period shall be as follows:

          5.3.1     If any Phase II environmental assessment of the Property reveals adverse environmental conditions existing at the Property, then Purchaser may terminate this Agreement by written notice to Seller prior to the end of the Review Period, in which event the Deposit shall be returned to Purchaser,

Exhibit 10.1

Seller shall reimburse Purchaser for Purchaser’s actual out-of-pocket costs incurred to obtain such Phase II environmental assessment, and neither party shall have any further obligations to the other.

          5.3.2   If Purchaser identifies any adverse condition of the Land revealed by the Survey, the Commitment, Purchaser’s physical or structural inspections, of if Purchaser is dissatisfied with the zoning of the Land, or Purchaser’s ability to receive any governmental approvals regarding development incentives, tax abatement, or industrial revenue bonds, Purchaser may terminate this Agreement by written notice to Seller prior to the expiration of the Review Period (or such longer period of time as provided with respect to the Commitment in Paragraph 5.1.1.1 or the Survey in Paragraph 5.1.1.2), in which event the Deposit shall be returned to Purchaser, and neither party shall have any further obligations to the other.

          5.3.3   Except as set forth in Paragraphs 5.3.1 and 5.3.2, above, Purchaser shall have no right to terminate this Agreement based on Purchaser’s review of the Property.

          5.3.4   If Purchaser elects to extend the Review Period as provided in Section 5.2 above, the entire Deposit shall become non-refundable to Purchaser upon expiration of the original 30-day Review Period, and if Purchaser elects to terminate this Agreement at any time after the expiration of the original 30-day Review Period, the entire Deposit shall be paid over to Seller.

     5.4     Not less than ten (10) days prior to Closing, Seller shall furnish to Purchaser for review and approval copies of the proposed Deed, Bill of Sale, and Assignment of Intangibles, authorizing resolutions, Closing Statement(s), all documents reasonably necessary to satisfy the requirements of the Title Company and such other documents and instruments necessary to close the transaction as herein intended including business prorations needed for preparation of the Closing Statement (collectively the “Closing Documents”).

     5.5     The governing bodies of Seller and Buyer shall have ratified this Agreement in accordance with the parties’ respective operating documents on or prior to the Closing Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

     6.1     In addition to the representations and warranties expressly contained elsewhere in this Agreement, Seller makes the following representations, warranties and covenants, which shall be true and correct as of the date hereof and as of the Closing Date, and the truth of which shall be a condition precedent to Purchaser’s obligation to close the transaction contemplated herein:

          6.1.1     As of the Closing Date, there will be no leases in effect with respect to the Property.

          6.1.2     There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against, contemplated by or threatened against Seller or the Property, and Seller has not received written notice of such action pending, contemplated or threatened against any tenant at the Property.

          6.1.3     Seller has not received written notice of any claim, demand, suit, proceeding or litigation of any kind, pending or outstanding against Seller or the Property, or to the knowledge of Seller threatened, which would in any way be binding on Buyer or the Property, or affect or limit Buyer’s full use and enjoyment of the Property, or which would limit or restrict in any way Seller’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated by this Agreement.

Exhibit 10.1

          6.1.4     Seller is duly formed and in good standing, has the requisite authority to complete the transaction contemplated by this Agreement, and the transaction does not violate or conflict with other agreements of Seller. The foregoing representation is subject to any consent required under the Bond Documents.

          6.1.5     Neither Seller nor any of its respective officers, directors, shareholders, partners, members or affiliates (including indirect holders of equity interests in Purchaser) is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224, (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (v) who is otherwise affiliated with any entity or person listed above (any and all parties described in clauses (i) – (v) above are herein referred to as a “Prohibited Person”). Seller covenants and agrees that neither Seller nor any of its respective officers, directors, shareholders, partners, members or affiliates (including indirect holders of equity interests in Seller) shall (aa) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (bb) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

          6.1.6     Seller shall maintain the Property in the same condition and repair as currently maintained, ordinary wear and tear excepted, and shall not commit waste upon the Property.

          6.1.7     As of the Closing Date, Purchaser will not be obligated under any employment, maintenance, management or service contract pertaining to the Property except as may be expressly assumed in writing by Purchaser at or prior to Closing.

          6.1.8     Seller shall not be obligated to operate and maintain the Property following Seller’s vacation of the Property, except as reasonably necessary to prevent material damage thereto.

          6.1.9     Following the Effective Date, Seller shall not grant to any party any easement, license, or other right with respect to the Property that will be binding on Purchaser or the Property following the Closing Date.

          6.1.10   No person, firm, corporation or other entity has any right or option to acquire the Property, or any part thereof or interest therein, other than Purchaser.

          6.1.11   The Property is part of a larger development known as Logistics Park Kansas City (“Logistics Park”). Seller intends to record certain declarations, covenants, and restrictions against the real property in Logistics Park to provide for the maintenance of common areas and facilities and such maintenance will be funded by special assessments to be imposed against all real property in Logistics Park. Such maintenance costs will include costs for operating, managing, administering, equipping, securing, protecting, insuring, lighting, repairing, replacing, renewing, cleaning, maintaining, decorating, inspecting, and providing water, sewer and other energy and utilities to, portions of Logistics Park and certain common areas; management fees; fees and expenses (including reasonable attorneys’ fees); and

Exhibit 10.1

costs (whether capital or not) that are incurred in order to conform to changes subsequent to the date of Closing in any legal requirements, or that are intended to reduce expenses or the rate of increase in expenses. Purchaser consents to recording such declarations, covenants, and restrictions against the Property and will execute and record such documents as may be necessary, on the condition that in no event shall Purchaser’s proportionate share of such costs exceed, in the aggregate, $0.05 per square foot of the Improvements in the first year such assessments are imposed, with such cap increasing by not more than one percent (1%), on a per-square-foot-basis, in each subsequent year.

          6.1.12   Purchaser, at its own cost, may install a perimeter fence intended to comply with the requirements of the “Customs-Trade Partnership Against Terrorism” (“C-TPAT”) program constructed as detailed in the cut sheet attached hereto as Exhibit D. Seller hereby approves the Purchaser’s installation of the perimeter fence as described above and in Exhibit D.

          6.1.13   The Property was developed and constructed pursuant to plans and specifications prepared by duly licensed architects and engineers, including but not limited to the storm water drainage and sewer system; to Seller’s knowledge, the Property’s constructed storm water drainage system adequately services the current conditions of the Property.

     6.2     Purchaser represents and warrants as follows:

          6.2.1     It is duly formed and in good standing, it has the requisite authority to complete this transaction, and the transaction does not violate or conflict with other agreements of Purchaser.

          6.2.2     Neither Purchaser nor any of its respective officers, directors, shareholders, partners, members or affiliates (including indirect holders of equity interests in Purchaser) is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224, (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (v) who is otherwise affiliated with any entity or person listed above (any and all parties described in clauses (i) – (v) above are herein referred to as a “Prohibited Person”). Purchaser covenants and agrees that neither Purchaser nor any of its respective officers, directors, shareholders, partners, members or affiliates (including indirect holders of equity interests in Purchaser) shall (aa) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (bb) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

ARTICLE VII
ADDITIONAL IMPROVEMENTS AND EXPANSION RIGHTS

     7.1     Seller, or an entity affiliated with Seller, and Purchaser shall cooperate in a commercially reasonable manner to negotiate a separate construction agreement whereby Seller will construct and complete, on a turnkey basis, certain additional Improvements. The price Purchaser will pay to Seller

Exhibit 10.1

under such separate construction agreement shall be in addition to the Purchase Price. Neither Buyer nor Seller is under any obligation to enter into the construction agreement.

     7.2     At Closing, Seller shall cause Edgerton Land Holding Company, LLC to grant to Purchaser the following:

          7.2.1     The exclusive option to purchase (the “Option”) certain real property (the “Expansion Land”) comprised of approximately 18.500 acres as generally described and depicted on Exhibit B and labeled “Remaining Property North of IP-I” and as will be more specifically described and depicted on the Survey. The Option shall have a term of three (3) years that begins at Closing. The purchase price under the Option for the Expansion Land shall be One Million Nine Hundred Thousand and 00/100 ($1,900,000.00). Purchaser may file a memorandum of the Option with the county recorder of Johnson County, Kansas, and any attempt by Seller to transfer the Expansion Land in violation of this Section 7.2.1 shall be void and of no force and effect.

          7.2.2     The right of first offer (the “Offer”) to purchase the Expansion Land. The Offer shall have a term of three (3) years that begins upon expiration of the Option. In the event Seller desires to sell or develop the Expansion Land, Seller shall, before entering into any contract for sale or beginning such development, notify Purchaser in writing of its decision and offer to sell the Expansion Land to Purchaser. Purchaser shall have thirty (30) days from Purchaser’s receipt of Seller’s offer in which to deliver to Seller written acceptance of such offer on the terms and conditions stated therein. In the event Purchaser does not accept Seller’s offer within such thirty (30) day period, the Offer shall terminate. Purchaser may file a memorandum of the Offer with the county recorder of Johnson County, Kansas, and any attempt by Seller to transfer the Expansion Land in violation of this Section 7.2.2 shall be void and of no force and effect. The purchase price under the Offer shall be (a) during months 1 through 12 of the Offer term, One Million Nine Hundred Fifty-Seven Thousand and 00/100 Dollars ($1,957,000.00), (b) during months 13 through 24 of the Offer term, Two Million Fifteen Thousand Seven Hundred Ten and 00/100 Dollars ($2,015,710.00), and (c) during months 25 through 36 of the Offer term, Two Million Seventy-Six Thousand One Hundred Eighty-One and 30/100 Dollars ($2,076,181.30).

          7.2.3     Seller represents and warrants that the Expansion Land and the addition to the Improvements as shown on Exhibit C meet the setback requirements, are properly zoned, and have been given preliminary approval by the City of Edgerton.

ARTICLE VIII
POSSESSION

     8.1     Purchaser shall be entitled to full possession of the Property at Closing, subject only to the Permitted Exceptions.

ARTICLE IX
PRORATIONS AND ADJUSTMENTS

     9.1     With respect to the Property, Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to the Closing and shall be responsible for all expenses allocable to that period; and Purchaser shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the day the Closing occurs and thereafter. At Closing, all items of income and expense with respect to the Property shall be prorated accordingly.

     9.2     All prorations and payments to be made under the foregoing provisions shall be made on the basis of a written statement or statements mutually acceptable to the parties. In the event any prorations,

Exhibit 10.1

apportionments or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the one from whom it is entitled to such adjustment within two (2) months after it becomes aware or receives notice that the erroneous payment or computation was made. Further, any sums owed by one party to the other as provided herein shall be paid without offset.

     9.3     Purchaser shall receive a credit for any accrued but unpaid real estate taxes and assessments, payments in lieu of taxes, and any assessments imposed by private covenant, applicable to any period before the Closing Date. If the amount of any such taxes has not been determined as of the Closing, such credit shall be based on the most recent assessed valuation and millage rate. Such taxes shall be reprorated fifteen (15) days following the issuance of the final tax bill and the determination of the actual taxes owed by both parties.

     9.4     Seller or Purchaser, as the case may be, shall receive a credit for regular charges under Service Contracts paid by Seller or Purchaser, as the case may be, and applicable to Purchaser’s or Seller’s period of ownership, respectively.

     9.5     Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date, and such adjustment shall be reprorated when the next utility bills are received.

     9.6     In the event that final bills are not available or cannot be issued prior to the Closing for any item being prorated under this Article, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing.

     9.7     Other than those obligations of Seller expressly assumed by Purchaser herein, Seller shall pay and discharge any and all monetary liabilities of each and every kind arising out of or by virtue of the conduct of its business before the Closing Date on or related to the Property.

ARTICLE X
TERMINATION AND REMEDIES

     10.1   In the event that any of Seller’s representations or warranties contained herein are materially untrue and impair the marketability of title to the Property, or if Seller shall have failed to have performed any of the covenants and/or agreements contained herein which are to be performed by Seller, or if any of the conditions precedent to Purchaser’s obligation to consummate the transactions contemplated hereby shall have failed to occur, Purchaser may, at its option, terminate this Agreement by giving written notice of termination to Seller and receive a full and immediate refund of the Deposit, to the extent refundable by the terms of this Agreement, or Purchaser may seek to enforce specific performance of this Agreement. It is expressly understood and agreed by Seller and Purchaser that the failure by Purchaser to terminate this Agreement for any reason pursuant to this Section shall in no way waive, alter or modify any rights of Purchaser in regard to the representations, warranties, covenants and agreements of Seller herein.

     10.2   If this Agreement is terminated by Purchaser pursuant to any provision of this Agreement authorizing such termination, Purchaser shall be entitled to the immediate refund of the Deposit, to the extent refundable by the terms of this Agreement, and thereafter Seller and Purchaser shall have no further obligation or liabilities one to the other hereunder, except as in this Agreement so provided.

Exhibit 10.1

     10.3   If Seller is not then in default in its obligations or agreements, and Purchaser has not terminated this Agreement pursuant to any of the provisions authorizing such termination, and Purchaser fails to close the transaction contemplated hereby, Seller shall be entitled to receive the Deposit as liquidated damages as Seller’s sole and exclusive remedy for such failure, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Purchaser’s default under this Agreement. Seller and Purchaser recognize and agree that such remedy providing for liquidated damages is a reasonable amount in the context of a transaction in which the measurement of damages is not feasible.

ARTICLE XI
RISK OF LOSS

     11.1   Risk of loss until the Closing shall be borne by Seller and Seller will continue, until the Closing, to insure against risk of loss at the Property consistent with Seller’s historical insurance coverage practices. In the event that damage, loss or destruction of the Property or any part thereof, by fire or other casualty, occurs prior to the Closing which would cost in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) to repair or restore, as reasonably estimated by Purchaser, Purchaser shall, at its option, exercised by notice to Seller within fifteen (15) days following the date that Seller has provided notice to Purchaser of such casualty or notice of condemnation, elect one of the following:

          11.1.1   To terminate this Agreement and receive an immediate refund of the Deposit, to the extent refundable by the terms of this Agreement; or

          11.1.2   If Seller shall provide written notice to Purchaser that it will repair such casualty damage, to extend the Closing Date a reasonable time period, which time period shall not exceed sixty (60) days, in order to enable Seller to repair such damage to the Property, and in such event Seller shall promptly repair such damage and restore the Property to substantially the condition that existed prior to such casualty; or in the event Seller fails or refuses to repair such damage within the period specified herein, Purchaser shall have the option to either proceed with the Closing and receive a credit against the Purchase Price in the amount of such insurance proceeds not expended through the Closing Date in making such repairs together with any deductible amount applicable to such insurance coverage, or Purchaser may elect to terminate this Agreement and receive an immediate refund of the Deposit, to the extent refundable by the terms of this Agreement; or

          11.1.3   To close the transaction contemplated hereby and take an assignment of and receive in cash (or cashier’s or certified check) all insurance proceeds payable as a result of such casualty loss, and receive a credit in the amount of any deductible applicable to such insurance coverage, or, if such proceeds are not made available by the holder or holders of any indebtedness secured by liens against the Property, to receive a credit against the Purchase Price in the amount of such casualty loss together with any deductible amount applicable thereto, with any insurance proceeds for loss of rents being prorated between Purchaser and Seller based on an allocation of the time period covered by such payment and the ownership of the Property during such period.

     11.2   In the event that under Section 11.1.2 above Seller is required to repair any damage whatsoever to the Property, Seller agrees that all such damage will be repaired so that the Property will be in a state of condition equal or greater to that as of the date hereof, but, in any event, in such manner as required by any applicable code, regulation or order applicable to the completion of such repairs.

     11.3   In the event that damage to the Property, or any part thereof, by fire or other casualty, occurs prior to the actual closing of the transaction contemplated hereby causing damage to the Property, the cost

Exhibit 10.1

to repair such damage, as reasonably estimated by Purchaser, being Twenty-Five Thousand and 00/100 Dollars ($25,000.00) or less, Purchaser agrees that it shall accept an assignment of such insurance proceeds for repair or restoration as may be due to Seller as a result of such casualty and proceed to close the transaction contemplated herein, with any insurance proceeds for loss of rents being prorated between Purchaser and Seller based on allocation of the time period covered by such payment and the ownership of the Property during such period, and receive a credit against the Purchase Price in the amount of any deductible applicable to such insurance coverage; provided, however, in the event that the holder of any liens secured by the Property shall elect to apply any such proceeds against the balance of any indebtedness secured by liens against the Property, Purchaser shall receive a credit against the Purchase Price in the full amount of such insurance proceeds allocable to Purchaser together with any deductible amount applicable thereto.

     11.4   Seller shall maintain the current insurance coverage in force for the Property in full force and effect through the Closing Date.

ARTICLE XII
NOTICES

     12.1   Any notice, request, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing, and shall be deemed to be given (a) upon receipt if (i) hand delivered, (ii) delivered by recognized overnight courier service, or (iii) delivered by confirmed facsimile via telephonic or email transmission, or (b) three (3) business days after deposit of such notice in registered or certified mail, return receipt requested (provided that any notice of termination shall be effective immediately upon deposit in registered or certified mail, return receipt requested), addressed as follows:

IF TO SELLER:	ELHC I, LLC
Attn: Nathaniel Hagedorn
5015 NW Canal Street, Suite 200
Riverside, MO 64150
Telephone No.: 816-888-7380
Email: nathaniel@northpointkc.com

WITH A COPY TO:	Levy Craig Law Firm
Attn: Scott E. Seitter
1301 Oak Street, Suite 500
Kansas City, MO 64106
Telephone No.: 816-474-8181
Email: sseitter@levycraig.com

IF TO PURCHASER:	Flexsteel Industries, Inc.
385 Bell Street
Dubuque, IA 52001
Attn: Timothy E. Hall, CFO
Telephone No.: (563)585-8392
Email: thall@flexsteel.com

WITH A COPY TO:	Stinson Leonard Street LLP
Attn: Kirk H. Doan
1201 Walnut, Suite 2900

Exhibit 10.1

Kansas City, MO 64016
Telephone No.: (816) 691-2739
Email: Kirk.Doan@StinsonLeonard.com

     12.2   The addresses and addressees for the purpose of this article may be changed by either party by giving notice of such change to the other party in the manner provided herein for giving notice. For the purpose of changing such addresses or addressees only, unless and until such written notice is received, the last address and addressee stated herein shall be deemed to continue in effect for all purposes.

ARTICLE XIII
MISCELLANEOUS

     13.1   Survival. All warranties, representations, covenants, obligations and agreements contained in this Agreement shall expressly survive the execution and delivery of the Deed.

     13.2   Eminent Domain. In the event that, prior to the date of the Closing, Seller acquires knowledge of any pending or threatened claim, suit or proceeding to condemn or take all or a material part of the Property under the power of eminent domain, then Seller shall immediately give notice thereof to Purchaser, and Purchaser shall have the right to terminate its obligations under this Agreement by delivering notice thereof to Seller within thirty (30) days after receiving notice from Seller of such condemnation or taking, and thereupon the Deposit shall be refunded to Purchaser and the rights and obligations of the parties hereto shall cease. If Purchaser shall not elect to terminate this Agreement pursuant to this Section, the parties shall proceed with the Closing in accordance with the terms hereof without abatement of the Purchase Price, but all proceeds of any condemnation award shall be payable solely to Purchaser, and Seller shall have no interest therein.

     13.3   Entire Agreement. This Agreement and the exhibits attached hereto contain the entire agreement between the parties, and no written or oral promise, representation, warranty or covenant not included in this Agreement or any such referenced agreements has been or is relied upon by either party.

     13.4   Reliance. Neither party has made any representations, warranties or covenants to the other concerning any tax benefits or tax treatment which may accrue to be given to the other party in connection with the transaction contemplated hereby. Each party has relied upon its own examination of the full Agreement and the provisions thereof, and the counsel of its own advisors, and the warranties, representations and covenants expressly contained in this Agreement itself.

     13.5   No Oral Modification. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by both Purchaser and Seller.

     13.6   Choice of Law and Venue. In the event that any litigation arises hereunder, it is specifically stipulated that this Agreement shall be interpreted and construed according to the laws of the state in which the Property is situated.

     13.7   Attorneys’ Fees. The prevailing party in any litigation between the parties arising under this Agreement shall be entitled to recover from the other its reasonable attorneys’ fees.

     13.8   Counterparts; Headings; Electronic Signatures. This Agreement may be executed in any number of counterparts which together shall constitute the agreement of the parties. The article headings herein are for purposes of identification only and shall not be considered in construing this Agreement. Facsimile or other electronic execution of this Agreement shall be valid and binding for all purposes.

Exhibit 10.1

     13.9   Assignment. This Agreement, and the rights and obligations hereunder, may be assigned by Purchaser. This Agreement may not be assigned by Seller.

     13.10 Time. Unless otherwise provided, in computing any time period set forth in this Agreement, the day of the triggering act or event shall not be counted, and all subsequent days shall be counted; provided, however, that the last day of any such period shall not be included if it is a weekend day or a legal holiday, in which case such period shall be extended to the next day that is not a weekend day or legal holiday.

     13.11 Parties Bound. This Agreement and the terms and provisions hereof shall inure to the benefit and be binding upon the parties hereto and their respective heirs, executors, personal representatives, permitted successors and assigns whenever the context so requires or permits.

     13.12 Enforceability. If any provisions of this Agreement are held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, provided that both parties hereto may still effectively realize the complete benefit of the transaction contemplated hereby. Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement

     13.13 Gender Number. Any references to one gender used herein, whether masculine, feminine or neuter, shall be deemed to be a reference to any other gender as may be appropriate under the circumstances; further, the singular shall include the plural and the plural the singular.

     13.14 Time of the Essence. Time is of the essence with respect to all the time periods expressed in this Agreement and the Closing hereunder.

     13.15 Sales Commissions. Seller represents and warrants to Purchaser that Seller has not dealt with any real estate broker, salesperson or finder in connection with this transaction other than CBRE (“Broker”). Purchaser represents and warrants to Seller that Purchaser has not dealt with any real estate broker, salesperson or finder in connection with this transaction other than Broker. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, other than those payable to Broker, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. Seller shall pay to Broker at Closing a commission equal to four percent (4%) of the Purchase Price pursuant to a separate agreement.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.1

          IN WITNESS WHEREOF, the undersigned have executed this Purchase and Sale Agreement to be effective as of the latest date indicated below (the “Effective Date”).

SELLER:

ELHC I, LLC,
a Kansas limited liability company

By:	NorthPoint Development, LLC
a Missouri limited liability company
its Manager

	By:	/s/ Nathaniel Hagedorn
Nathaniel Hagedorn, Manager
	Date:	8/8/2014

BUYER:

FLEXSTEEL INDUSTRIES, INC.
a Minnesota corporation

By (Sign):	/s/ Timothy E. Hall
Printed Name:	Timothy E. Hall
Title:	C.F.O.
Date:	8/7/2014

Exhibit 10.1

          EXECUTED by the Title Company as of the Effective Date for purposes of acknowledging receipt of the Deposit and agreeing to the provisions relating to the rights and obligations of the escrowee, as set forth herein.

CHICAGO TITLE COMPANY

By:	/s/ Jill D. Burton

Printed Name:	Jill D. Burton

Its:	AVP, Escrow Officer

Exhibit 10.1

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

That part of the Southeast and Southwest Quarters of Section 34, Township 14 South, Range 22 East, in the City of Edgerton, Johnson County, Kansas, more particularly described as follows:

Commencing at the southeast corner of said Southwest Quarter; thence coincident with the south line of said Southwest Quarter, South 88º10’27” West, 360.36 feet to the southeast corner of a tract of land described as the J. A. Pearce Tract in the 1892 Re-Survey of said Section 34, said point also being the southwest corner of the East 22 acres of said Southwest Quarter; thence coincident with the west line of said East 22 acres, said line also being the east line of said J.A. Pearce Tract, North 02º16’32” West, 60.00 feet to a point on the north right-of-way line of 191st Street, as it now exists, said point being the Point of Beginning; thence continuing along said west line, North 02º16’32” West, 1,133.01 feet; thence departing said west line, North 87º43’28” East, 1,019.79 feet; thence parallel with the west line of said East 22 acres, South 02º16’32” East, 1,113.74 feet; thence South 42º56’15” West, 38.04 feet to a point on the north right-of-way line of said 191st Street; thence coincident with said north right-of-way line, South 88º09’02” West, 632.00 feet; thence continuing along said north right-of-way line South 88º10’27” West, 360.82 feet to the Point of Beginning, containing 1,159,053 square feet, or 26.608 acres, more or less.

Note: The property described in the preceding description shall be platted as Lot 1, LOGISTICS PARK KANSAS CITY, FIRST PLAT.

Exhibit 10.1

EXHIBIT B

EXPANSION LAND

Exhibit 10.1

EXHIBIT C

ADDITION TO BUILDING

Exhibit 10.1

EXHIBIT D

PERIMETER FENCE DEPICTION